Exhibit 99.1

Nemaura Medical Reports Fiscal Second Quarter 2023 Results and Provides Business Update

Loughborough, England – November 15, 2022 (GlobeNewswire) – Nemaura Medical, Inc. (Nasdaq: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing a daily disposable, wearable glucose sensor and supporting personalized lifestyle coaching programs, today releases its financial results for the quarter ending September 30, 2022 and provides a business update.

Recent Corporate Highlights:

•         Entered into a term sheet with Eversana to begin strategy development and subsequent launch of the BEATdiabetes program and the Company’s unique daily wear proBEAT sensors in the U.S. The launch is expected in the first calendar quarter of 2023 and will target insurers and corporate clients. Eversana is a pioneer of next-generation commercial services to the global life sciences industry with its 6,500-person sales force.

•	Received a provisional purchase order from TPMENA, the Company’s Middle East/North Africa licensee for the Company’s sugarBEAT® system, for 1.7 million sensors and 17,500 devices. The purchase order is contingent on the regulatory approval in the Kingdom of Saudi Arabia, which is expected in the coming months.

•	Entered into an amendment of an existing $20 million note purchase agreement whereby the maturity date was extended from February 2023 to July 2024, increasing the Company’s cash runway without requiring additional immediate capital raises.

“Our commercial and manufacturing scale-up activities accelerated in the fiscal second quarter, as we continue to scale operations to support commercialization of our non-invasive glucose monitoring devices and sensors” said Nemaura CEO Dr. Faz Chowdhury. “We are looking forward to a product launch in the coming months in the Middle East through our licensee TPMENA, whilst we continue to support our UK licensee with their operations’.

“Meanwhile, our relationship with Eversana should allow us to penetrate the U.S. market on a large scale with our BEATdiabetes program in an efficient manner. Eversana is widely regarded as the leader in digital therapeutic commercialization and has deep experience with product launches. We are eager to enter this next chapter of our corporate development,” concluded Dr. Chowdhury.

2Q23 Financial Summary:

  Reported revenue based on delivery of product from the purchase order from its UK licensee in 2021 with an anticipated gradual ramp of revenue expected in coming quarters.
  Total cash-operating expenses for the quarter were approximately $1.5 million. Additional headcount was added to support the operational scale-up process, to continue building product inventory to fulfil existing purchase orders, and to support ongoing and future commercial sales activities.
  Cash and cash equivalents at September 30, 2022 were approximately $10.1 million.

About Nemaura Medical, Inc.

Nemaura Medical, Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program that is currently undergoing pilot studies.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Investors

Bret Shapiro
CORE IR
561-479-8566
brets@coreir.com

Media

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com

NEMAURA MEDICAL INC.
Condensed Consolidated Balance Sheets

	As of September 30, 2022 (Unaudited)	As of March 31, 2022

ASSETS
Current assets:
Cash	$10,109,650	$17,749,233
Prepaid expenses and other receivables	1,934,164	750,167
Accounts receivable - related party	—	101,297
Inventory	1,909,967	1,487,771
Total current assets	13,953,781	20,088,468

Property and equipment, net of accumulated depreciation	521,817	532,508
Intangible assets, net of accumulated amortization	1,427,150	1,480,980
Total other assets	1,948,967	2,013,488
Total assets	$15,902,748	$22,101,956

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$301,104	$136,310
Other liabilities and accrued expenses	397,764	998,622
Foreign currency contract	2,177,458	440,196
Due to related party	122,381	—
Notes payable, current portion	17,398,654	19,188,724
Deferred revenue	70,980	259,256
Total current liabilities	20,468,341	20,582,912

Notes payable, net of current portion	3,490,589	—
Deferred revenue, net of current portion	955,916	1,052,960
Total liabilities	24,914,846	21,635,872

Commitments and contingencies:

Stockholders’ (deficit) equity:
Common stock, $0.001 par value, 42,000,000 shares authorized and 24,102,866
shares issued and outstanding at September 30, 2022 and March 31, 2022	24,103	24,103
Additional paid-in capital	38,295,775	38,295,775
Accumulated deficit	(45,789,250)	(37,731,476)
Accumulated other comprehensive loss	(1,542,726)	(122,318)
Total stockholders’ (deficit) equity	(9,012,098)	466,084
Total liabilities and stockholders’ (deficit) equity	$15,902,748	$22,101,956

See notes to the unaudited condensed consolidated financial statements.

NEMAURA MEDICAL INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited) (in Dollars, except Share Amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021

Sales	$74,027	$—	$74,027	$—
Cost of Sales	(72,357)	—	(72,357)	—
Gross Profit	1,670	—	1,670	—

Operating expenses:
Research and development	257,061	286,886	587,116	575,370
General and administrative	2,319,972	1,427,916	4,200,910	2,760,102
Total operating expenses	2,577,033	1,714,802	4,788,026	3,335,472

Loss from operations	(2,575,363)	(1,714,802)	(4,786,356)	(3,335,472)

Interest expense	(1,503,114)	(1,779,462)	(3,271,418)	(3,502,517)
Net loss	(4,078,477)	(3,494,264)	(8,057,774)	(6,837,989)

Other comprehensive loss:
Foreign currency translation adjustment	(957,471)	(107,151)	(1,420,408)	(117,857)
Comprehensive loss	$(5,053,948)	$(3,601,415)	$(9,478,182)	$(6,955,846)

Net loss per share, basic and diluted	$(0.17)	$(0.15)	$(0.33)	$(0.29)
Weighted average number of shares outstanding, basic and diluted	24,102,866	23,308,049	24,102,866	23,209,514

See notes to the unaudited condensed consolidated financial statements.

NEMAURA MEDICAL INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(8,057,774)	$(6,837,989)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	172,680	81,691
Amortization of debt discount	3,271,419	3,502,517
Change in fair value of foreign currency contract	1,737,263	270,400
Changes in assets and liabilities:
Prepaid expenses and other receivables	(1,183,997)	(94,945)
Inventory	(422,197)	(264,604)
Accounts payable	164,794	(102,302)
Due (from) related parties	223,678	(652,349)
Other liabilities and accrued expenses	(160,662)	151,717
Deferred revenue	(294,288)	469,785
Net cash used in operating activities	(4,549,084)	(3,476,079)

Cash Flows From Investing Activities:
Capitalized patent costs	(144,343)	(47,426)
Capitalized software development costs	(27,879)	(418,794)
Purchase of property and equipment	(208,945)	(220,035)
Net cash used in investing activities	(381,167)	(686,255)

Cash Flows From Financing Activities:
Proceeds from issuance of notes payable	4,700,000	—
Proceeds from warrant exercise	—	2,963,658
Repayments of note payable	(6,274,282)	(3,800,000)
Net cash used in financing activities	(1,574,282)	(836,342)

Effect of exchange rate changes on cash	(1,135,050)	(98,499)

Net decrease in cash	(7,639,583)	(5,097,175)

Cash at beginning of period	17,749,233	31,865,371
Cash at end of period	10,109,650	26,768,196

Supplemental disclosure of non-cash financing activities:
Release of prepayment from equity compensation	—	50,000
Monitoring fees added to notes payable	1,108,896	—

See notes to the unaudited condensed consolidated financial statements.